EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated as of April 29, 2014 (the “Effective Date”), is entered into by and between Memory Dx, LLC, an Arizona limited liability company (“MDx”), and Amarantus Bioscience Holdings Inc., a Nevada corporation (“Amarantus”).

RECITALS

A. MDx desires to transfer and assign to Amarantus certain of its assets related to LymPro Technology (as defined below), and Amarantus desires to purchase such assets on the terms and conditions of this Agreement.

Accordingly, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

AGREEMENT

1. Transfer and Assignment of Assets. Subject to the terms and conditions of this Agreement, effective as of the Closing Date (as defined below), MDx shall transfer, assign, contribute, convey and deliver to Amarantus all of MDx’s right, title and interest in and to all of the rights, properties, goodwill and assets of MDx of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of MDx (“Transferred Assets”), except those assets expressly identified as Excluded Assets on Schedule 1 attached hereto (the “Excluded Assets”), which shall remain with MDx. “LymPro Technology” means any and all cell-based technique for the detection, diagnosis or prognostic testing related to any neurodegenerative disorder, including without limitation, Alzheimer’s Disease. The Transferred Assets specifically include, without limitation:

1.1 all of the intellectual property owned by MDx as of the Closing Date (the “Intellectual Property”), including:

(a) any and all patents and patent applications (respectively issued or filed throughout the world), owned by MDx as of the Closing Date, as well as any extensions, divisions, continuations and continuation-in-parts thereof and any applications or patents that claim priority from such patents and applications, including, without limitation, any foreign counterparts of such patents, in each case related to the LymPro Technology;

(b) the copyrights owned by MDx as of the Closing Date related to the LymPro Technology;

(c) all other intellectual property and technology, including, without limitation, know-how, trade secrets, inventions (whether or not patented), data, techniques, materials, clinical and pre-clinical protocols, case report forms, regulatory correspondence, written authorization to access regulatory correspondence for Amarantus, designs, formulas, processes, procedures, methods, source code, software, databases, works of authorship, and all documentation and information relating to the design, manufacture, testing, installation, operation, repair, maintenance, support and use of the LymPro Technology, including without limitation any and all discoveries, improvements and inventions which are owned by MDx pursuant to Section 4.5 of the Leipzig Agreement (as defined in Section 4);

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(d) the right to sue and recover damages for past, present and future infringement of any intellectual property.

1.2 all computers, hard drives, removable storage media and records incorporating the Intellectual Property.

If either (i) a material “Transferred Asset” that falls within the definition of “Transferred Asset” was not transferred to Amarantus as of the Closing, or (ii) a material asset that does not fall within the definition of a “Transferred Asset” was inadvertently transferred to Amarantus, then MDx or Amarantus, as the case may be, shall promptly, without payment of consideration, transfer and assign such asset to the party who was intended to receive or retain such asset, as the case may be, which transfer or receipt, as the case may be, shall be deemed to have been effective as of the Closing Date.

2. Liabilities. Amarantus shall not assume and shall not be deemed to have assumed or be liable or responsible for any debt, obligation, duty or liability of MDx or any affiliate of MDx, whether known or unknown, fixed or contingent, certain or uncertain (collectively, the “Liabilities”), and MDx shall remain responsible for all Liabilities.

3. Consideration. The assignment and transfer of the Transferred Assets to Amarantus are made in consideration of:

3.1 Fifty thousand dollars ($50,000) payable by Amarantus to MDx on the Effective Date;

3.2 Fifty thousand dollars ($50,000) payable by Amarantus to MDx sixty (60) days after the Effective Date;

3.3 Fifty thousand dollars ($50,000) payable by Amarantus to MDx one hundred twenty (120) days after the Effective Date; and

3.4 the issuance by Amarantus of one million five hundred thousand (1,500,000) shares of Amarantus Rule 144 common stock, with piggy-back registration rights, to MDx (the “Shares”) upon delivery by MDx of the Transferred Assets.

4. Contingent Consideration. MDx entered into that certain License Agreement with the University of Leipzig as of May 22, 2003, as amended in May 2004, March 2006, and June 2013, (the “Leipzig Agreement”) which license is included among the Excluded Assets. MDx granted a sublicense under the Leipzig Agreement to Amarantus in that certain Exclusive License Agreement entered into by Amarantus and MDx in December 2012 (the “Sublicense Agreement”). Amarantus may then negotiate a direct license from the University of Leipzig (“Leipzig”) for any and all intellectual property rights included in the Leipzig Agreement (including the LymPro Technology). If Amarantus comes to agreement with Leipzig, acceptable to Amarantus in its sole discretion, as to terms and conditions under which the University of Leipzig would grant a direct license to Amarantus, then, upon request by Amarantus, Amarantus would terminated the Sublicense Agreement and MDx agrees to terminate the Leipzig Agreement. Notwithstanding the foregoing, MDx will not terminate the Leipzig Agreement without Amarantus’ prior written consent for so long as . If Amarantus enters into a direct license with Leipzig for the intellectual property rights included in the Leipzig Agreement, and MDx terminates the Leipzig Agreement, then Amarantus would pay the following additional consideration to MDx:

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4.1 Six million five hundred thousand (6,500,000) shares of Amarantus Rule 144 common stock, with piggy-back registration rights, to be issued by Amarantus within 10 business days after execution by Amarantus and Leipzig of a direct license agreement granting rights to Amarantus to the intellectual property licensed under the Leipzig Agreement (including the LymPro Technology.

5. Closing and Closing Deliverables.

5.1 The transfer, assignment, contribution, conveyance and delivery will be effected by delivery by MDx to Amarantus of the duly executed Bill of Sale and Conveyance (attached hereto as Exhibit A) and such other good and sufficient instruments of conveyance and transfer, as shall be necessary to vest in Amarantus good and marketable title to the Transferred Assets, free and clear of all claims, liens and encumbrances, except for those listed on Schedule 1 attached hereto. The closing of the transactions contemplated by this Agreement will take place (either in person or remotely by electronic exchange of documents) on April 29, 2014, or such other date as MDx and Amarantus may mutually agree upon in writing (the “Closing”). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

5.2 MDx will not retain any Transferred Assets, including any copies thereof, after the Closing Date.

5.3 Upon the Closing Date, the parties agree that certain Laboratory Services Agreement dated as of April 2, 2013 (the “Lab Services Agreement”) will be terminated, and no further payments shall be due MDx under the Lab Services Agreement. MDx hereby releases from any and all claims and liabilities arising under the Lab Services Agreement.

6. Representations and Warranties of MDx. MDx hereby represents and warrants to Amarantus as follows:

6.1 Corporate Authority. MDx has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MDx and the consummation by MDx of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MDx. This Agreement has been duly executed and delivered by MDx and constitutes a valid and binding obligation of MDx enforceable in accordance with its terms.

6.2 Ownership of Assets; Sufficiency.

6.2.1 MDx has, and is transferring to Amarantus, good and marketable title to the Transferred Assets, free and clear of any lien or other encumbrance, except for those listed on Schedule 1 attached hereto. Without limiting the generality of the foregoing, MDx is the sole creator of the Intellectual Property and owns all right, title and interest in each item thereof. No part of the Intellectual Property constitutes “work made for hire” for customers or clients. MDx has not granted to any party any license, agreement or permission to use the Intellectual Property, except as listed on Schedule 1 attached hereto. MDx has no knowledge that the Intellectual Property is being infringed by any other party. No claim is pending or, to MDx’s knowledge, has been threatened to the effect that the Intellectual Property infringes on the rights of any third party or contesting the ownership, validity, license or use of the Intellectual Property. None of the Transferred Assets are co-owned by MDx and Leipzig.

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6.2.2 The Transferred Assets constitute all of the assets, properties and rights, except for the Excluded Assets, that are necessary and sufficient to develop and commercialize the LymPro Technology in substantially the manner as currently conducted or contemplated to be conducted, in each case, on the date hereof by MDx.

6.3 Non-Contravention. The execution, delivery and performance by MDx of this Agreement, and the consummation of the transactions contemplated by this Agreement by MDx will not (i) contravene, conflict with or result in a violation of any of the provisions of the charter, bylaws or other organizational document of MDx; or (ii) contravene or conflict with or constitute a violation of any provision of any law, judgment, injunction, order or decree binding upon or applicable to MDx or relating to or affecting the Transferred Assets.

6.4 Intellectual Property.

6.4.1 Section 6.4.1 of the Disclosure Schedules identifies all Intellectual Property owned or controlled by MDx, including all data related to the LymPro Technology, other than pursuant to the Excluded Assets.

6.4.2 Section 6.4.2 of the Disclosure Schedules identifies all computers, hard drives, and removable media among the Transferred Assets.

6.4.3 MDx has not filed for registration any application for the registration of Intellectual Property by or on behalf of MDx, and MDx is not a party to any proceedings or actions before any Governmental or Regulatory Authority relating to any Intellectual Property.

6.4.4 MDx has provided to Amarantus true and complete copies of all Intellectual Property, including without limitation all data related to the LymPro Technology;

6.4.5 MDx exclusively owns and possesses all right, title and interest in, free and clear of all Liens (other than Permitted Liens), free and clear of all Liens, all of the Intellectual Property.

6.4.6 All current and former employees, consultants and independent contractors of MDx have entered into a valid and binding Contract with MDx sufficient to vest title in MDx of all Intellectual Property created by such employees, consultants and independent contractors in the scope of their employment or engagement with MDx, as applicable.

6.4.7 There is no claim by any third Person pending or, to MDx's knowledge, threatened against MDx, contesting the validity, enforceability, or ownership of any Transferred Assets. The validity or enforceability of the Intellectual Property owned by MDx has not been challenged in any jurisdiction. To the knowledge of MDx, the Intellectual Property owned by MDx is valid, subsisting, and in full force and effect.

6.4.8 MDx has not disclosed, furnished to or made accessible any of its Trade Secrets within the Intellectual Property to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets. MDx has, and reasonably enforces, a policy requiring each employee, consultant and independent contractor to execute a proprietary information, confidentiality and assignment agreement, and all current and former employees, consultants and independent contractors of MDx that generated, or had access to, Trade Secrets of MDx in connection with the development of the LymPro Technology have executed such an agreement.

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6.4.9 Except as set forth on Section 6.4.9 of the Disclosure Schedules, to MDx’s knowledge, the development or commercialization of the LymPro Technology has not, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property of any other Person or constitute a violation of the Lanham Act, unfair competition or unfair trade practices under the Law of any jurisdiction. MDx has not received any written notice of any claim (including by an offer to license any Intellectual Property) and, to MDx’s knowledge, there is no threatened claim, or any basis for any claim (whether or not pending or threatened), against MDx asserting that MDx infringes upon, misappropriates or otherwise conflicts with the Intellectual Property of any Person or constitute a violation of the Lanham Act, unfair competition or unfair trade practices under the Laws of any jurisdiction.

6.4.10 To MDx’s knowledge, none of the Intellectual Property owned by MDx is being infringed or misappropriated by any Person. MDx has not given any notice to any Person asserting infringement or misappropriation by any such Person of any of the Intellectual Property.

6.4.11 Except as set forth on Schedule 6.4.11 of the Disclosure Schedules, MDx has not received any grant, loan, subsidy, investment or other source of funding from any Governmental or Regulatory Authority relating to development of the LymPro Technology.

6.4.12 Debarment. MDx is not, and has not, in the course of conducting the research and development of the LymPro Technology, used in any capacity any person who has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation.

6.5 Indemnification. MDx hereby agrees to indemnify, defend and hold harmless Amarantus and its successors and assigns from and against any and all losses, claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of every kind, nature and description based upon, arising out of or otherwise in respect of: (a) any material inaccuracy or any material breach of any of the foregoing representations and warranties; (b) any negligent or willful breach of or failure to perform any covenant, agreement or obligation of MDx in this Agreement or in any Related Agreement; (c) the Liabilities, including the any and all liabilities accrued in the operation of MDx prior and up to the Closing; or (d) any fraud in connection with, or any willful breach of, this Agreement or any Related Agreement.

6.6 Right of Setoff. Without limiting any other remedies available to Amarantus, Amarantus would have the right to set off any amounts owed by MDx pursuant to the foregoing indemnification obligations against any amounts owed to MDx under this Agreement.

7. Representations and Warranties of Amarantus. Amarantus hereby represents and warrants to MDx as follows:

7.1 Corporate Authority. Amarantus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Amarantus of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Amarantus. This Agreement has been duly executed and delivered by Amarantus and constitutes a valid and binding obligation of Amarantus enforceable in accordance with its terms.

7.2 Non-Contravention. The execution, delivery and performance by Amarantus of this Agreement, and the consummation of the transactions contemplated by this Agreement by Amarantus will not (i) contravene, conflict with or result in a violation of any of the provisions of the charter, bylaws or other organizational document of Amarantus; or (ii) contravene or conflict with or constitute a violation of any provision of any law, judgment, injunction, order or decree binding upon or applicable to Amarantus or relating to or affecting the Transferred Assets.

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8. Other Agreements.

8.1 Sales Taxes. MDx and Amarantus acknowledge that no transfer taxes are expected to arise out of the assignment and transfer of the Transferred Assets by MDx to Amarantus. To the extent such transfer taxes do arise, and to the extent permitted by applicable law, MDx and Amarantus shall use reasonable best efforts to minimize such transfer taxes, and MDx shall bear and pay any such transfer taxes.

8.2 Further Assurances. Each of the parties, for itself and its successors and assigns, hereby covenants and agrees that, without further consideration, at any time and from time to time after the date hereof, it will cooperate with the other parties to execute and deliver such other documents and instruments, amend any of the schedules hereto and to take or cause to be taken all such actions as from time to time may be reasonably requested by such party to obtain the full benefits of this Agreement, to evidence, vest, perfect and confirm, document, and carry out the assignment and transfer of the Transferred Assets, to ensure the retention by MDx of the Liabilities, and to effect the consummation of any related transactions referenced in this Agreement.

9. General Provisions.

9.1 Entire Agreement. This Agreement (including any schedules, exhibits and addenda hereto) and the other documents referred to herein, contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to the subject matter. For clarity, the license agreement between Amarantus and MDx dated [] shall remain in full force and effect. This Agreement may not be altered or amended except by a written instrument signed by the authorized legal representatives of both parties.

9.2 Governing Law. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of the State of California, United States of America, without giving effect to any federal or state conflicts of laws principles or doctrines of the United States, or any nation state.

9.3 Assignment; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, Amarantus shall be permitted, without the consent of MDx, to assign this Agreement (a) to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, provided that Amarantus shall be primarily liable and responsible for performance by such Affiliate hereunder, or (b) to any successor or third Person that acquires all or substantially all of the assets to which this Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement. In the event of an assignment permitted under this Section 10.6, the assigning Party shall notify the other Party in writing of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Any assignment not in accordance with this Section 9.3 shall be null and void.

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9.4 Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the parties hereto and their respective assigns, transferees, and successors.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together as a whole, shall constitute one and the same instrument. Facsimile copies of signed signatures pages shall be deemed binding originals.

9.6 Notices. Any notices required or permitted hereunder shall be given in writing either (a) through personal delivery by courier with tracking capabilities or otherwise, (b) by telecopy or other electronic medium, or (c) by deposit in United States mail. All notices shall be deemed given or made (x) on the date delivered if delivered personally, by courier or otherwise, (y) on the date initially received, if delivered by telecopy or other electronic medium followed by confirmation by personal delivery or registered or certified mail, or (z) on the third business day after it is mailed.

9.7 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

9.8 No-Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.10 Specific Performance. The Parties agree that irreparable damages would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and each of the Parties will be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity that may be available under applicable Law.

9.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement.

9.12 Announcement. Following the Closing, MDx will not issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of Amarantus, except as may be required by applicable Law. Amarantus may issue a press release or otherwise make public statements with respect to this Agreement and the transactions contemplated hereby without MDx’s consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, MDx and Amarantus have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

“MDx”	Memory Dx, LLC
an Arizona limited liability company

By:
Name:
Title:

“Amarantus”	Amarantus Bioscience Holdings Inc.
a Nevada corporation

By:
	Name:	Marc E. Faerber
	Title:	V.P. Finance

Signature Page to Asset Purchase Agreement

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SCHEDULE 1

EXCLUDED ASSETS

Licensing Agreement between GW Medical Technologies, LLC (now MDx) and the University of Leipzig, dated May 22, 2003, as amended.

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EXHIBIT A

FORM OF BILL OF SALE

EXHIBIT 10-1 MEMORYDX ASSET PURCHASE AGMT FINAL.DOCX

BILL OF SALE AND CONVEYANCE

This BILL OF SALE AND CONVEYANCE is made and entered into as of July 16, 2010, by and among Memory Dx, LLC, a [] corporation (the “MDx”) and Amarantus Bioscience Holdings, Inc., a Delaware corporation (the “Amarantus”).

R E C I T A L S

A. MDx and Amarantus are parties to an Asset Transfer and Assignment Agreement dated as of April [], 2014 (the “Asset Purchase Agreement”) pursuant to which MDx agreed to sell, and Amarantus and agreed to purchase, the “Transferred Assets,” as set forth in Section 1 of the Asset Purchase Agreement.

B. MDx and Amarantus now desire to carry out the intent and purpose of the Asset Purchase Agreement by MDx’s execution and delivery to Amarantus of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to Amarantus of certain of the Transferred Assets.

C. It is the intent of the parties hereto to reflect the transfer of title to the Transferred Assets owned by MDx by the execution and delivery of this Bill of Sale and Conveyance by MDx to Amarantus.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements set forth herein and in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MDx and Amarantus hereby agree as follows:

1. All capitalized terms used as defined terms and not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement.

2. MDx does hereby, effective from and after the Closing, sell, convey, assign, transfer and deliver unto Amarantus, MDx’s entire right, title and interest in, to and under the Transferred Assets set forth in Exhibit A-1 hereto.

3. This instrument shall be binding upon and shall inure to the benefit of the respective successors, assigns and transferees of MDx and Amarantus.

4. In the event that any provision of this Bill of Sale and Conveyance is construed to conflict with a provision of the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall be deemed controlling.

5. This instrument shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of California.

6. This Bill of Sale and Conveyance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Conveyance to be executed and delivered by their duly authorized officers as of the date first above written.

Memory Dx, LLC

By:
Name:
Title:

Amarantus Bioscience Holdings Inc.

By:
Name:
Title:

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EXHIBIT A-1

TRANSFERRED ASSETS

[NTD: To be updated to reflect any changes to Section 1 of the APA]

1. The Transferred Assets transferred hereby shall consist of all of MDx’s right, title and interest in and to all of the rights, properties, goodwill and assets of MDx of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of MDx, except those assets expressly identified as Excluded Assets on Schedule 1 to the Asset Purchase Agreement, which shall remain with MDx. “LymPro Technology” means any and all cell-based technique for the detection, diagnosis or prognostic testing related to any neurodegenerative disorder, including without limitation, Alzheimer’s Disease. The Transferred Assets specifically include, without limitation:

1.1 all of the intellectual property owned by MDx as of the Closing Date (the “Intellectual Property”), including:

(a) any and all patents and patent applications (respectively issued or filed throughout the world), owned by MDx as of the Closing Date, as well as any extensions, divisions, continuations and continuation-in-parts thereof and any applications or patents that claim priority from such patents and applications, including, without limitation, any foreign counterparts of such patents, in each case related to the LymPro Technology;

(b) the copyrights owned by MDx as of the Closing Date related to the LymPro Technology;

(c) all other intellectual property and technology, including, without limitation, know-how, trade secrets, inventions (whether or not patented), data, techniques, materials, clinical and pre-clinical protocols, designs, formulas, processes, procedures, methods, source code, software, databases, works of authorship, and all documentation and information relating to the design, manufacture, testing, installation, operation, repair, maintenance, support and use of the LymPro Technology;

(d) the right to sue and recover damages for past, present and future infringement of any intellectual property.

1.2 all computers, hard drives, removable storage media and records incorporating the Intellectual Property

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